MIDDLESEX WATER COMPANY REPORTS

THIRD QUARTER 2017 FINANCIAL RESULTS

November 2, 2017 -- ISELIN, NJ -- Middlesex Water Company (NASDAQ: MSEX) ("Middlesex" or the "Company") today reported third quarter consolidated operating revenues of $36.2 million as compared to $37.8 million for the same period in 2016. Net income for the quarter was $7.6 million, compared to $8.8 million reported in the same quarter of 2016. Basic and diluted earnings per share for the quarter were $0.47 and $0.46 respectively, compared to $0.54 for the same period in 2016.

“Weather was a significant factor impacting our third quarter results as unfavorable weather patterns in the summer months contributed to lower outdoor water consumption across various customer classes,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll. “Separately, we were pleased to announce a 5.9% increase in the common dividend in October, demonstrating our continued emphasis on returning value to shareholders. This increase represents the 45th year of consecutive dividend increases in our company’s history,” added Doll.

Third Quarter Operating Results

Consolidated operating revenues for the third quarter ended September 30, 2017, decreased $1.6 million from the same period in 2016. Revenues in the Company’s Middlesex system in New Jersey decreased $1.8 million, primarily due to unfavorable weather patterns in the summer months of 2017. Revenues in our Delaware system, Tidewater Utilities, Inc., (Tidewater) remained consistent largely because the addition of new residential customers helped to offset lower weather-related customer water demand.

Operation and maintenance expenses for the third quarter decreased $0.4 million from the same period in 2016. This decrease is primarily attributable to lower retirement plan costs of $0.7 million resulting from reimbursement of retiree healthcare insurance premiums and lower water production costs of $0.2 million in our Middlesex System due to decreased water consumption offset by higher main break repair activity costs of $0.3 million, increased labor costs of $0.1 million due to higher average labor rates and increased personnel required to address increased regulatory requirements and other critical needs.

Nine Month Operating Results

For the nine months ended September 30, 2017, revenues decreased $1.8 million from the same period in 2016. Revenues in our Middlesex system decreased $2.8 million, due to unfavorable weather patterns in the spring and summer months of 2017. Revenues in our Tidewater system increased $0.9 million, primarily due to additional customers, offset by lower customer water demand from unfavorable weather conditions in the spring and summer.

Middlesex Water Increases Annual Dividend for 45th Consecutive Year

As previously reported, in October, the Company's Board of Directors declared a dividend of $0.22375 per share on its common stock, a 5.9 percent increase. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912. This increase raises the annual dividend to $0.895 from $0.845 per share of common stock. The dividend is payable December 1, 2017 to shareholders of record as of November 9, 2017.

About Middlesex Water Company

Middlesex Water Company, organized in 1897, provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. Information about the Company’s Direct Share Purchase and Sale and Dividend Reinvestment Plan can be found at investors.middlesexwater.com

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others, our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

1500 Ronson Road

Iselin, New Jersey 08830

(732) 638-7549

www.middlesexwater.com

 MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Operating Revenues	$36,174	$37,794	$99,319	$101,098

Operating Expenses:
Operations and Maintenance	16,178	16,599	48,563	48,215
Depreciation	3,587	3,243	10,280	9,561
Other Taxes	3,603	3,796	10,327	10,537

Total Operating Expenses	23,368	23,638	69,170	68,313

Operating Income	12,806	14,156	30,149	32,785

Other Income (Expense):
Allowance for Funds Used During Construction	174	207	473	387
Other Income, net	43	400	69	449

Total Other Income, net	217	607	542	836

Interest Charges	1,493	1,427	3,965	3,841

Income before Income Taxes	11,530	13,336	26,726	29,780

Income Taxes	3,888	4,523	9,263	10,258

Net Income	7,642	8,813	17,463	19,522

Preferred Stock Dividend Requirements	36	36	108	108

Earnings Applicable to Common Stock	$7,606	$8,777	$17,355	$19,414

Earnings per share of Common Stock:
Basic	$0.47	$0.54	$1.06	$1.19
Diluted	$0.46	$0.54	$1.06	$1.19

Average Number of
Common Shares Outstanding :
Basic	16,340	16,284	16,324	16,262
Diluted	16,496	16,440	16,480	16,418

Cash Dividends Paid per Common Share	$0.2113	$0.1988	$0.6338	$0.5963